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                                                                   EXHIBIT 10.2

                     [LETTERHEAD OF KEYBANK OF WASHINGTON]


March 15, 2002

Pacific Aerospace and Electronics Inc.                          VIA MAIL AND FAX
434 Olds Station Road
Wenatchee, WA  98801

Attn: Charlie Miracle; Donald Wright

Re: Loans #357577-9001 & 357577-9002 and Lease #8800017858

Gentlemen:

Pacific Aerospace and Electronics Inc. is currently out of compliance with all financial covenants related to the above referenced obligations. In addition, the loans and the lease are past due for several payments each.

The Bank has elected, as you know, to forbear from enforcing its remedies regarding the financial covenant violations and payment defaults so long as Pacific Aerospace and Electronics Inc. maintained payments within 90 days of current status. Forbearance has been intended to provide additional time to the company to make necessary restructuring and refinancing arrangements that have been in process for the past several months. We understand these transactions are now scheduled to close in the next few days, or approximately by March 20, 2002.

Mr. Miracle has advised us that although the company will be able to bring all loan and lease payment obligations with Key Bank current once the refinancing process is complete, compliance with all covenants will probably not be possible for some time. While the Bank is not willing to waive covenants established in connection with these loans, we will agree to continue to forbear from declaring covenant defaults until May 31, 2003. Such forbearance is conditioned upon there being no loan or lease payment delinquency or defaults after April 1, 2002.

Should the company be unable to comply with all covenants by May 31, 2003, the Bank will be willing to revisit the matter in order to consider continued forbearance of those covenant violations not met at that time. Such consideration will be at the sole discretion of the Bank.

Sincerely,

/s/ Monty D. Sampson

Monty D. Sampson
Vice President